Exhibit 10.19

May 20, 2016

Sudheesh Nair Vadakkedath

1154 Hollow Park Court

San Jose, CA 95120

RE:	Continued Employment Terms with Nutanix, Inc.

Dear Sudheesh,

Nutanix, Inc., a Delaware corporation (the “Company”), is pleased to offer you continued employment with the Company on the terms described below. This letter agreement is effective as of the date signed below on the signature page (the “Effective Date”).

1.	Position. You will serve as the Company’s President (your “Position”) on a full-time basis and will continue to report to Dheeraj Pandey, the Company’s Co-Founder and Chief Executive Officer. In this role, you will be primarily responsible for leading the worldwide teams of Sales, Alliances, Business Development, OEM, Channel, SIs, Services, and Education. Moreover, you will render such business and professional services in the performance of your duties, consistent with your position with the Company as shall reasonably be assigned to you by the Co-Founder and Chief Executive Officer. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing the duties of your Position with the Company.

2.	Compensation. You will be paid a base salary at the rate of $400,000 per year, effective as of the Effective Date, payable on the Company’s regular payroll dates. This base salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, up until the one-year anniversary of the effective date of the Company’s IPO (such anniversary, the “IPO Anniversary”), you will continue to be eligible to participate in the Company’s Sales Incentive Plan, provided that your Earned Commission (as such term is defined under the Sales Incentive Plan) shall be capped at $200,000 per fiscal year.

Starting from the IPO Anniversary, your base salary will be adjusted to a rate of $250,000 per year. Furthermore, starting from the IPO Anniversary, you will no longer be eligible to participate in the Company’s Sales Incentive Plan, and instead you will be eligible for discretionary annual incentive compensation of up to $150,000 (the “On-Target Amount”). This discretionary annual incentive compensation will be subject to achievement of performance targets, which targets will be set by the Company’s Board of Directors (the “Board”) or its Compensation Committee, as determined by the Board, promptly after the beginning of each fiscal year. For the first fiscal year in which you are eligible for the discretionary annual

Nutanix, Inc. 1740 Technology Drive San Jose, CA 95110 Ph: 408.520.0520 www.nutanix.com incentive compensation, this On-Target Amount will be pro-rated for the period of your employment under this letter agreement from the IPO Anniversary through the end of that fiscal year. Achievement of the performance targets and payment of your incentive compensation shall be determined, in good faith, by the Board or the Compensation Committee (if so delegated by the Board) in its sole discretion. Your base salary and your annual incentive compensation opportunity will be reviewed annually by the Board or the Compensation Committee (if so delegated by the Board) based on your performance and/or external compensation consultant recommendations.

3.	Employee Benefits. As an employee of the Company, you will be eligible to participate in Company-sponsored benefits made available to senior executives of the Company. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy. You should note that the Company may modify job titles, salaries, and benefits from time to time as it deems necessary.

4.	Restricted Stock Units. Subject to the approval of the Board, you will be granted an aggregate of 800,000 restricted stock units (the “RSUs”), which represent the right to receive 800,000 shares of Nutanix common stock if specific vesting requirements are satisfied. The RSUs will be subject to the terms and conditions applicable to RSUs granted under the Company’s 2010 Stock Plan (the “Plan”), as described in the Plan as well as in one or more restricted stock unit agreements (“RSU Agreements”) which you will be required to sign. You should consult with your own tax advisor concerning the tax risks associated with accepting RSUs that cover the Company’s common stock. Subject to the approval of the Board and your continuous service with the Company, as described in the applicable RSU Agreements, the shares subject to the RSUs will vest as follows:

a) 500,000 RSUs (the “Time-Based RSUs”) will vest on the following schedule, subject to your continuous service with the Company through each applicable vesting date, and subject to the acceleration provisions described below: 1/20th of the Time-Based RSUs will vest in quarterly installments starting from 1/1/16 (the “Vesting Commencement Date”) on the same day of the month as of the Vesting Commencement Date, so as to be 100% vested on the date that is the fifth (5th) anniversary of the Vesting Commencement Date (the “Original Time-Based Vesting Schedule”); provided, however, that notwithstanding the foregoing, the Time-Based RSUs shall not vest at all until a “Liquidity Event” (as defined below), at which time the Original Time-Based Vesting Schedule shall apply, subject to your continuing to provide continuous service through each such vesting date. In the event that your continuous service ceases prior to a Liquidity Event and/or each applicable vesting date in the Original Time-Based Vesting Schedule, then the Time-Based RSUs and your right to acquire any shares subject to the Time-Based RSUs will immediately terminate.

b) 300,000 RSUs (the “Performance RSUs”) will vest on the following schedule, subject to your continuous service with the Company through each applicable vesting date, and subject to the acceleration provisions described below: 1/3rd of Performance RSUs will vest on the later of January 1, 2019 and the Board’s (or its Compensation Committee’s) certification that the Company has achieved a certain performance milestone mutually agreed upon between you and the Company (the “First Milestone”), 1/3rd of the Performance RSUs will vest on

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the later of January 1, 2020 and the Board’s (or its Compensation Committee’s) certification that the Company has achieved a certain additional performance milestone mutually agreed upon between you and the Company (the “Second Milestone”), and 1/3rd of the Performance RSUs will vest on the later of January 1, 2021 and the Board’s (or its Compensation Committee’s) certification that the Company has achieved a certain additional performance milestone mutually agreed upon between you and the Company (the “Third Milestone”) (such vesting schedule, the “Original Performance-Based Vesting Schedule”); provided, however, that notwithstanding the foregoing, the Performance-Based RSUs shall not vest at all until a Liquidity Event (as defined below), at which time the Original Performance-Based Vesting Schedule shall apply, subject to your continuing to provide continuous service through each such vesting date. In the event that your continuous service ceases prior to a Liquidity Event and/or each applicable vesting date in the Original Performance-Based Vesting Schedule, then any remaining unvested portion of the Performance-Based RSUs and your right to acquire any shares subject to the unvested portion of the Performance-Based RSUs will immediately terminate. Notwithstanding the foregoing, in the event that any of the First Milestone, Second Milestone or Third Milestone is not achieved by January 1, 2023, any remaining unvested portion of the Performance RSUs shall terminate in its entirety. The determination of whether each of the First Milestone, Second Milestone or Third Milestone has been achieved shall be made by the Board (or its Compensation Committee) in its sole discretion, and any such determination shall be binding.

If (1) during your continuous service with the Company, a Triggering Event (as such term is defined in the Plan) occurs, and the Performance RSUs have not been or will not be accelerated in connection with the closing of the Triggering Event, then, in lieu of the Original Performance-Based Vesting Schedule, any remaining unvested portion of the Performance RSUs shall vest in accordance with the following schedule (the “Alternative Performance-Based Vesting Schedule”), and any Performance RSUs that, as of the closing date of the Triggering Event, have not yet vested under the Original Performance-Based Vesting Schedule but would have vested under the Alternative Performance-Based Vesting Schedule will be deemed vested as of immediately prior to the closing of the Triggering Event, and any remaining unvested portion of the Performance RSUs shall continue to vest in accordance with the Alternative Performance-Based Vesting Schedule: 1/3rd of the Performance RSUs shall vest on January 1, 2019, 1/3rd of the Performance RSUs shall vest on January 1, 2020, and 1/3rd of the Performance RSUs shall vest on January 1, 2021, in each case, subject to your continuous service to the Company through each applicable vesting date.

c) For these purposes, “Liquidity Event” will mean either of the following prior to the 7-year anniversary of the Vesting Commencement Date: (1) one month after the expiration of the lock-up period (as set forth in Section 7 of the RSU Agreement applicable in connection with the Company’s registration statement on Form S-1 (or equivalent filing) filed with the Securities and Exchange Commission for the initial public offering (“IPO”) of the Company’s shares (the “Lock-Up Expiration”); or (ii) a Corporate Transaction (as defined in the Plan).

5.	Change of Control. Notwithstanding the foregoing, in the event that your employment is terminated by the Company and such termination is (A) upon or

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within 12 months following a Triggering Event (as defined in the Plan) and (B) by the Company for any reason other than Cause (as defined in the Plan) or as a result of your resignation for Good Reason (as defined below), and provided you comply with the Conditions (as defined below), then 100% of the then unvested number of the shares subject to the Time-Based RSUs and the Performance-Based RSUs will immediately vest as of the date of such termination. For the purposes of this letter, “Good Reason” means your resignation due to the occurrence of any of the following conditions which occurs without your written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) your then-current base salary is reduced by more than 20% (other than (a) as part of an across-the-board salary reduction applicable to all executive officers or (b) as otherwise agreed in this letter, including pursuant to the second paragraph of Section 2 hereof); (ii) a material reduction of your individual duties, authority, responsibilities or reporting relationship, relative to your duties, authority, responsibilities or reporting relationship as in effect immediately prior to such reduction; or (iii) the Company (or a successor, if appropriate) requires you to relocate to a facility or location more than 50 miles away from the location at which you were working immediately prior to the required relocation and such relocation increases your one-way commute by more than 50 miles from your principal residence at the time of such relocation. In order for you to resign for Good Reason, you must provide written notice to the Company of the existence of the Good Reason condition within 60 days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have 30 days during which it may remedy the Good Reason condition and not be required to provide for the acceleration of vesting described herein as a result of such proposed resignation. If the Good Reason condition is not remedied within such 30 day period, you may resign based on the Good Reason condition specified in the notice effective no later than 30 days following the expiration of the Company’s 30-day cure period.

If (1) during your continuous service with the Company, a Triggering Event occurs, and (2) the Time-Based RSUs and/or the Performance-Based RSUs are not assumed, substituted or otherwise continued or replaced with similar equity awards in connection with the Triggering Event (it being understood that similar equity awards include, but are not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Triggering Event) and (3) provided you comply with the Conditions, then 100% of the then unvested number of shares subject to the Time-Based RSUs and/or Performance-Based RSUs, as applicable, will immediately vest as of immediately prior to the consummation of such Triggering Event.

6.	Severance. If (1) at any time prior to a Triggering Event, you are terminated by the Company for any reason other than Cause (as defined in the Plan) and (2) you comply with the Conditions (as defined below), then you will receive the following:

a) 1/20th of the Time-Based RSUs will immediately vest on the Termination Date so long as a Lock-Up Expiration has occurred (for clarity, if the Lock-Up Expiration has not occurred as of a qualified termination of employment under this Section 5, then there shall be no acceleration under this clause (a));

b) the Existing Options (as defined below) will immediately vest as to the

Nutanix, Inc. 1740 Technology Drive San Jose, CA 95110 Ph: 408.520.0520 www.nutanix.com number of additional shares that would have vested had you remained employed with the Company for another three (3) months past your Termination Date; provided that such additional shares shall not include any shares that would vest as a result of any Triggering Event occurring after the Termination Date;

c) Continuing payments of severance pay (less applicable withholding taxes) at a rate equal to your base salary rate, as then in effect, for a period of six (6) months from the Termination Date, to be paid periodically in accordance with the Company’s normal payroll policies. Cash severance payments will commence on the first payroll date following the Release Deadline, subject to Section 14, and shall not be reduced or in any way affected by future employment, consulting work and/or income you may receive after the termination of your employment; and

d) If you elect continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for you and your eligible dependents, then the Company will reimburse you for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to the Termination Date) for a period of six (6) months. The reimbursements will be made by the Company to you consistent with the Company’s normal expense reimbursement policy.

For purposes of this letter, “Existing Options” means, collectively, the options to purchase the Company’s common stock granted to you by the Board on April 14, 2011, December 9, 2011, March 16, 2012, November 16, 2012, May 14, 2013, and May 20, 2014, each of which is subject to the Plan and the terms and conditions of the option agreements applicable to the Existing Options (collectively, the “Existing Option Agreements”).

For purposes of this letter, “Conditions” will mean (i) if your service has or is terminating, you have returned all Company property in your possession within 10 days following the effective date of the termination of your employment (the “Termination Date”) and (ii) you have executed a full and complete general release of all claims that you may have against the Company or persons affiliated with the Company in the form provided by the Company and such release has become effective no later than the 60th day after the Termination Date (the “Release Deadline”).

8.	Confidential Information and Invention Assignment Agreement. You have executed a Confidential Information and Invention Assignment Agreement with the Company dated March 14, 2011 (“CIIA”). The CIIA provides that all controversies, claims, or disputes with anyone arising out of, relating to, or resulting from your employment with the Company or determination thereof will be resolved through binding arbitration, and you hereby acknowledge that such provision shall apply to any controversies, claims or disputes arising from this letter or any alleged breach thereof.

9.

At-Will Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your

Nutanix, Inc. 1740 Technology Drive San Jose, CA 95110 Ph: 408.520.0520 www.nutanix.com job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Co-Founder and Chief Executive Officer.

10.	Conditions. As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you acknowledge that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.

11.	Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employers, and that in performing your duties for the Company you will not in any way utilize any such information of your former employers. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

12.	Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

13.	Governing Law. This letter agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

14.	Section 409A. To the extent any severance payments or benefits will be made under the offer letter, they will be delayed as necessary pursuant to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder and any applicable state law equivalents (“Section 409A”), each as outlined below.

Notwithstanding anything to the contrary in this letter, no severance pay or benefits to be paid or provided to you, if any, pursuant to this letter that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to you, if any, pursuant to this letter that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A.

Any severance payments or benefits under this letter that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following your separation from service, or, if later, such time as required by the next paragraph. Except as required by the next paragraph, any installment payments that would have been made to you during the sixty (60) day period immediately following your separation from service but for the preceding sentence will be paid to you on the sixtieth (60th) day following your separation from service and the remaining payments shall be made as provided in this letter. In no event will you have discretion to determine the taxable year of

Nutanix, Inc. 1740 Technology Drive San Jose, CA 95110 Ph: 408.520.0520 www.nutanix.com payment for any Deferred Payments.

Notwithstanding anything to the contrary in this letter, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following your separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this letter agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

Any amount paid under this letter that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of clause (i) above. For purposes of this letter, “Section 409A Limit” will mean two (2) times the lesser of: (i) your annualized compensation based upon the annual rate of pay paid to you during your taxable year preceding the taxable year of your separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which your separation from service occurred.

The foregoing provisions are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under this letter will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and you agree to work together in good faith to consider amendments to this letter agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. In no event will the Company reimburse you for any taxes imposed on you as a result of Section 409A.

15.	Limitation on Payments. In the event that the severance and other benefits provided for in this letter or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 15, would be subject to the excise tax imposed by Section 4999 of the Code, then your benefits will be either:

a)	delivered in full, or

Nutanix, Inc. 1740 Technology Drive San Jose, CA 95110 Ph: 408.520.0520 www.nutanix.com

b)	delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning Section 280G of the Code), (iii) cancellation of accelerated vesting of equity awards; (iv) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of your equity awards.

Unless the Company and you otherwise agree in writing, any determination required under this Section 15 will be made in writing by the Company’s independent public accountants or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon you and the Company. For purposes of making the calculations required by this Section 15, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 15.

16.	Indemnification. You and the Company will enter into an indemnification agreement in the form previously approved by the Board. In connection with a Company IPO, you may be asked to enter into a revised indemnification agreement.

17.	Acknowledgment. You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, you have had sufficient time to, and have carefully read and fully understand all the provisions of this letter agreement, and you are knowingly and voluntarily entering into this agreement.

18.	Entire Agreement. This letter, along with the Confidential Information and Invention Assignment Agreement, the Plan, the Existing Option Agreements and the RSU Agreements, set forth the terms of your employment with the Company, and supersedes and replaces any prior representations, understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Co-Founder and Chief Executive Officer of the Company and you.

Nutanix, Inc. 1740 Technology Drive San Jose, CA 95110 Ph: 408.520.0520 www.nutanix.com

[Signature Page Follows]

Nutanix, Inc. 1740 Technology Drive San Jose, CA 95110 Ph: 408.520.0520 www.nutanix.com

If you wish to accept the terms of this letter agreement, please sign and date both the enclosed duplicate original of this letter and return it to me.

We look forward to your continued employment at Nutanix!

Sincerely,

Nutanix, Inc.

By:	/s/ Dheeraj Pandey

Date	8/7/2016

Name: Dheeraj Pandey

Title: Co-Founder and Chief Executive Officer

ACCEPTED AND AGREED:

Sudheesh Vadakkedath

Signature	/s/ Sudheesh Vadakkedath

Date	8/8/2016

Nutanix, Inc. 1740 Technology Drive San Jose, CA 95110 Ph: 408.520.0520 www.nutanix.com